April 2, 1996





VIA EDGAR
United States Securities & Exchange Commission
450 Fifth Street, N.W.
Washington DC 20549

     Re:  1996 Proxy Statement

Dear Sir/Madam:

     Pursuant to Rule 14a-6(a) under the Securities Exchange Act of 1934, enclosed please find the Company's preliminary proxy statement and form of proxy intended for use in connection with the 1996 Annual Meeting of Shareholders of the company. Please note that the Company intends to mail definitive copies of such documents on April 19, 1996 to shareholders of record on April 4, 1996. If the Staff intends to review the preliminary proxy materials, the Company would appreciate receiving comments, if any, sufficiently in advance of the intended mail date so that any outstanding issues can be resolved by such date. The proxy statement is being filed in preliminary form solely because the Company is seeking shareholder approval of the authorization of additional shares of common stock.

     The Company has paid the appropriate filing fee to the Commission's lockbox.

     Pursuant to Instruction 5 to Item 10(b)(2), please be advised that the options and the shares called for under the 1996 Stock Option Plan will be registered under the Securities Act on Form S-8 prior to any offer or sales of such securities in connection with such plan.

     Please do not hesitate to contact the undersigned if you have any comments or questions.

     Thank you.

     Very truly yours,



                                   Susan T. Mankowski
                                   Vice President - Administration

SM:clm





Preliminary Copy


                                  American Travellers Corporation
                                         3220 Tillman Drive
                                    Bensalem, Pennsylvania 19020
                                           215-244-1600



               1996 ANNUAL MEETING OF SHAREHOLDERS


                                                  April 19, 1996

Dear Shareholder:

     You are cordially invited to attend the 1996 Annual Meeting of
Shareholders which will be held at The Holiday Inn   Bucks County, Yardley
Room A, 4700 Street Road, Trevose, Pennsylvania 19053, at 10:00 A.M., local time, on Thursday, May 23, 1996.

     We hope you will be able to attend this year's Annual Meeting in person and we encourage you to do so. The Company's management will report on operations and will be available to respond to questions you have about the Company's business.

     Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to complete, sign, date and return your proxy card promptly in the enclosed envelope.

                              Sincerely,



                              John A. Powell
                              Chairman of the Board and President


                 AMERICAN TRAVELLERS CORPORATION
                       3220 Tillman Drive
                  Bensalem, Pennsylvania 19020


            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



TO THE SHAREHOLDERS OF AMERICAN TRAVELLERS CORPORATION:

     Notice is hereby given that the Annual Meeting of Shareholders of American Travellers Corporation (the "Company") will be held at The Holiday Inn Bucks County, Yardley Room A, 4700 Street Road, Trevose, Pennsylvania 19053, on Thursday, May 23, 1996, at 10 A.M., local time, for the following purposes:

     1. To elect three Class I directors, each to serve for three years and until their respective successors are elected and qualified;

     2. To consider and act upon a proposal to amend the Company's Articles of Incorporation to increase the number of shares of Common Stock, which the Company has authority to issue from 37,500,000 to 50,000,000;

     3. To consider and act upon a proposal to approve the Company's 1996 Stock Option Plan; and

     4. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

     Only shareholders of record at the close of business on April 4, 1996 are entitled to notice of, and to vote at, the meeting and any adjournment(s)

thereof.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING.

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON BUT IF YOU DO NOT EXPECT TO ATTEND IN PERSON, YOU ARE URGED TO SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING SELF-ADDRESSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

Dated: April 19, 1996

                              By Order of the Board of Directors,


                              Susan T. Mankowski
                              Secretary






                 AMERICAN TRAVELLERS CORPORATION

                         PROXY STATEMENT
                  Annual Meeting of Shareholders
                          May 23, 1996

     This Proxy Statement is being furnished to shareholders of the Company in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Shareholders of the Company to be held at 10 A.M., local time, on May 23, 1996, at The Holiday Inn Bucks County, Yardley Room A, 4700 Street Road, Trevose, Pennsylvania 19053, and at any and all adjournments thereof, for the purpose of considering and acting upon the matters referred to in the preceding Notice of Annual Meeting of Shareholders and more fully discussed herein. The mailing address of the Company's executive offices is 3220 Tillman Drive, Bensalem, Pennsylvania 19020.

     This Proxy Statement and the accompanying form of proxy are first being mailed on or about April 19, 1996 to shareholders of the Company entitled to notice of, and to vote at, the meeting.

Quorum and Voting

     The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on a particular matter will constitute a quorum for the purpose of considering such matter. The election of each nominee to the Board of Directors requires the affirmative vote of at least a majority of the votes represented at the meeting. The affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon is required to approve Proposals 2 and 3.

     Proxies in the accompanying form which are properly executed, duly returned to the Company and not revoked will be voted in accordance with the instructions therein. IF NO INSTRUCTION IS GIVEN, THE PROXY WILL BE VOTED FOR PROPOSALS 2 AND 3 AND FOR EACH OF THE NOMINEES NAMED HEREIN. The presence at the meeting of a shareholder will not revoke his proxy. However, a proxy may be revoked at any time before it is voted by written notice to the Company, addressed to Susan T. Mankowski, Secretary, at the executive offices of the Company or by written notice to the Company delivered at the meeting to Susan
T. Mankowski or any other person duly appointed to act as secretary for the meeting; however, a revocation shall not be effective until such notice has been received and a revocation shall not affect a vote on any matter cast prior to such receipt.

Record Date and Shares Outstanding

     The close of business on April 4, 1996 has been fixed as the record date with respect to this solicitation and for the determination of shareholders entitled to receive notice of, and to vote at, the meeting. The stock transfer books will not be closed. At the close of business on the record date, there were issued and outstanding and entitled to be voted at the meeting 16,242,196 shares of the Company's Common Stock, $.01 par value (the "Common Stock"). Such amount reflects a three-for-two stock split of the authorized and outstanding Common Stock effective April 10, 1996 for security holders of record on March 20, 1996. Unless otherwise indicated, all references to amounts of shares of Common Stock contained herein are on a post-split basis. At the meeting, each shareholder will be entitled, with respect to each matter to be voted on, to cast one vote in person or by proxy for each share of Common Stock held by such shareholder. Abstentions, and any shares as to which a broker or nominee indicates that it does not have discretionary authority to vote on a particular matter, will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining whether the approval of shareholders has been obtained with respect to any such matter and thus will have the effect of a vote to "Withhold Authority" in the election of directors or as a vote "Against" all other matters included in the proxy.

                    SECURITY OWNERSHIP OF CERTAIN
                   BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth information as of the record date (unless otherwise indicated) regarding the stock ownership of (i) each person known to the Company to beneficially own more than five percent of its Common Stock,
(ii) each of the Company's directors and nominees for director, (iii) the executive officers named in the Executive Compensation section herein, and
(iv) the Company's directors and officers as a group. Unless otherwise indicated, each person has sole voting and investment power over the shares deemed to be beneficially owned by such person.
                                                                 Approximate
                                              Number of Shares    Percentage
Name and Address of Beneficial Owners       Beneficially Owned     of Class

John A. Powell . . . . . . . . . . . .         1,211,592 (1)(2)       7.2%

Brinson Partners, Inc. . . . . . . . . . . .   1,307,994 (3)          8.1%
209 South La Salle St.
Chicago, Illinois 60604-1295

Trust under Deed of Trust of
Francis E.  Powell, Jr.  . . . . . . . . .     1,062,693 (4)          6.5%
c/o Ramon R.  Obod, Esquire
2000 Market Street, 10th Floor
Philadelphia, Pennsylvania 19103

FMR Corp.                                        916,719 (5)          5.4%
82 Devonshire Street
Boston, Massachusetts 02109

Susan T. Mankowski . . . . . . . . . .           134,250 (2)           (6)

Walter E.  Conrad. . . . . . . . . . . . .        73,956 (2)           (6)

Walter J.  Diener. . . . . . . . . . . . . . . .  78,000 (2)(7)        (6)

Thomas J.  Parry . . . . . . . . . . . . . . . .  49,749 (2)           (6)

Alice E.  Powell . . . . . . . . . . . . .        43,500 (2)(4)        (6)

Arnold H.  Keehn . . . . . . . . . . . . . . .    40,650 (2)           (6)

Ronald J.  Holmer. . . . . . . . . . . . . . .    39,856 (2)(8)        (6)

Ramon R.  Obod . . . . . . . . . . . . . . .      33,355 (2)(4)        (6)

Benedict J. Iacovetti. . . . . . . . . . . . .    19,749 (2)           (6)

Ernest Iannucci. . . . . . . . . . . . . . . .    12,249 (2)           (6)

Henry G. Hager . . . . . . . . . . . .             4,998 (2)           (6)

Directors and officers as a group (15 persons) 1,855,607 (2)          10.7%
___________________
(1) Includes 50,052 shares for which James V. Fiumara, Sr. and his wife have appointed Mr.Powell as their proxy for the purpose of voting their shares.

(2) John A. Powell, Susan T. Mankowski, Walter E. Conrad, Walter J. Diener, Thomas J. Parry, Alice E.Powell, Arnold H. Keehn, Ronald J. Holmer, Ramon R. Obod, Benedict J. Iacovetti, Ernest Iannucci, Henry G. Hager and the directors and officers of the Company as a group may acquire 667,500, 111,750, 12,000, 19,500, 48,249, 42,000, 39,000, 32,499, 18,750, 19,749, 10,749, 3,498 and
1,129,699 shares, respectively, pursuant to stock options which are currently exercisable or become exercisable within sixty (60) days, which numbers of shares are included in the respective numbers of shares beneficially owned.

(3) Brinson Partners, Inc. ("BPI") has indicated in a Schedule 13-G dated February 9, 1996 filed on behalf of itself, its wholly-owned subsidiary, Brinson Trust Company ("BTC"), its parent company, Brinson Holdings, Inc. ("BHI"), BHI's parent company, SBC Holding (USA), Inc. ("SBCUSA"), and SBCUSA's parent company, Swiss Bank Corporation ("SBC"), that BPI owns directly 956,812 of the shares, BTC owns directly 351,182 of the shares and that BHI, SBCUSA and SBC own the shares indirectly through BPI and BTC.

(4) Alice E. Powell, Debra F. Powell and Ramon R. Obod are trustees ("Trustees") of the Trust under Deed of Trust of Francis E. Powell, Jr., Settlor, dated August 24, 1988 (the "Trust"). Shares owned by the
Trust are not included in the number of shares beneficially owned by the Trustees.

(5) FMR Corp. has indicated in a Schedule 13-G dated February 14, 1996 that it has sole voting power only with respect to 156,954 of the shares. Share amounts include 631,717 shares obtainable upon conversion of the Company's convertible subordinated debentures owned by FMR Corp.

(6) Less than 1%.

(7) All shares held jointly by Mr. Diener and his wife.

(8) Includes 2,775 shares held by Mr. Holmer's wife and 1,582 shares obtainable by Mr. Holmer's wife upon conversion of the Company's convertible subordinated debentures owned by her.

                      ELECTION OF DIRECTORS

     The Articles of Incorporation provide that the Company shall have a Board of Directors that is divided into three classes, each class to consist, as nearly as may be possible, of one-third of the total number of directors. One class shall be elected each year to serve as directors for a term of three years. Directors elected to fill vacancies and newly created directorships will be elected to serve for the balance of the term of the class to which they are elected. At the present time, Class I and II have three directors and Class III has two directors. Class I is to be elected at the meeting, each member to serve a three-year term expiring in 1999 and until their respective successor is elected and qualified. The three nominees named below will be placed before the shareholders for election to Class I.

     Unless authority to vote for one or more nominees is withheld, the proxies will be voted for management's Class I nominees, Alice E. Powell, Walter E. Conrad and Arnold H. Keehn. Each of the nominees is presently serving as a director of the Company.

     If any of the nominees becomes unwilling or unable to serve, which is not expected, the proxies will be voted for a substitute nominee(s) designated by the Board of Directors.

     The following table sets forth information concerning the Company's directors and management's nominees:

                          First Became       Principal Occupation
Name and (Age)            a Director         for the Past Five Years

Class I -- Nominees for election in 1996 to serve until the Annual Meeting in 1999:

Alice E.  Powell (72). .1989          Retired.   For over 35 years
                                      prior to her retirement in
                                      November 1991, Mrs. Powell
                                      owned and was active in the
                                      administration of The Powell
                                      Insurance Agency, a general
                                      insurance agency.

Walter E.  Conrad (69) .1978          Owner for more than 30 years of
                                      The Walter Conrad Agency, a
                                      general insurance agency and a
                                      general agent for an insurance
                                      subsidiary of the Company since
                                      1977.

Arnold H.  Keehn (67). .1986          Engaged for more than the past
                                      20 years in the private
                                      practice of law in Montgomery
                                      County, Pennsylvania as a sole
                                      practitioner.

Class II -- Directors elected in 1995 to serve until the Annual Meeting in 1998:

John A.  Powell (51) . .1971          Vice President in charge of
                                      operations of the Company from
                                      1971 until October 1985,
                                      President of the Company from
                                      October 1985 to September 1990
                                      and from November 1991 to
                                      present and Chairman of the
                                      Board since April 1989.

Walter J.  Diener (78) .1972          Retired.  Prior to his
                                      retirement in 1981, Mr.  Diener
                                      owned Walter J.  Diener Real
                                      Estate, a real estate agency in
                                      Fort Washington, Pennsylvania.

Henry G. Hager (61). . .1995          President since 1985 of the
                                      Insurance Federation of
                                      Pennsylvania, Inc., an
                                      insurance industry trade
                                      association with over 200
                                      members.  Mr. Hager is also a
                                      partner in the law firm of
                                      Stradley, Ronon, Stevens &
                                      Young and a director of
                                      American Water Works, Inc.


Class III -- Directors elected in 1994 to serve until the Annual Meeting in 1997:

Susan T.  Mankowski (48). ..1989     Assistant Secretary of the
                                     Company from 1977 to May 1989
                                     and Secretary and Assistant
                                     Treasurer of the Company since
                                     May 1989, Vice President --
                                     Operations from November 1989
                                     to March 1991, Vice President
                                     -- Chief Information Officer
                                     from April 1991 to November
                                     1993, Vice President --
                                     Internal Business Systems from
                                     November 1993 to June 1995 and
                                     Vice President --
                                     Administration since June 1995.

Ramon R.  Obod (61). . .1986          Partner for more than the past
                                      20 years in the law firm of
                                      Fox, Rothschild, O'Brien &
                                      Frankel, Philadelphia,
                                      Pennsylvania, General Counsel
                                      to the Company.

    During the year ended December 31, 1995, nine meetings of the Board of Directors were held and the Board of Directors acted by unanimous consent on two occasions.

    The Board of Directors has established Executive, Compensation, Nominating, Audit and Option Committees to assist in the discharge of its responsibilities.

    The Executive Committee presently consists of John A. Powell, Chairman, and Ramon R. Obod. Such Committee has all the powers and exercises all of the duties of the Board of Directors, except as otherwise provided by law. During the year ended December 31, 1995, there was one meeting of the Executive Committee and the Executive Committee acted by unanimous consent on one occasion.

    Arnold H. Keehn, Chairman, Walter J. Diener and Walter E. Conrad constitute the Audit Committee. John A. Powell is an ex-officio member of the Audit Committee. This Committee performs the following functions:

    - recommends to the full Board of Directors the engagement of independent public accountants for the ensuing year;

    - reviews the plan and results of the audit engagement by the Company's independent public accountants, including review of the management letter;

    - reviews the scope and results of the Company's internal audit procedures.

Two meetings of the Audit Committee were held during the year ended December 31, 1995.

    The Option Committee, administers the Company's various stock option plans. From January 1995 through May 24, 1995 the Committee consisted of Walter J. Diener and Walter E. Conrad. From May 25, 1995 through the present such committee was comprised of Messrs. Diener and Keehn. The Option Committee met three times in the year ended December 31, 1995.

    The Compensation Committee is comprised of Arnold H. Keehn, Walter E. Conrad and Alice E. Powell. John A. Powell is an ex-officio member of the Compensation Committee. The Compensation Committee is generally responsible for setting guidelines and making recommendations with respect to the compensation levels of all executive officers of the Company. Mr. Powell does not participate in matters dealing with his own compensation. The Compensation Committee met twice during the year ended December 31, 1995.

    The Nominating Committee is comprised of Arnold H. Keehn and Ramon R. Obod. John A. Powell is an ex-officio member of the Nominating Committee. The Nominating Committee makes recommendations with respect to nominees for the Board of Directors. The Nominating Committee met once in 1995 and recommended the nominees placed before the meeting. Under the Company's by-laws, nominations for directors to be elected at the annual meeting of shareholders must be submitted in writing to the Secretary of the Company not later than the close of business on the tenth day immediately preceding the date of the meeting and must be accompanied by the signed written consent of the nominee to serve if elected.

    In 1995, each director attended at least 75% of the total number of meetings of the Board of Directors and the committee(s) on which he or she served.

    Ramon R. Obod, a director of the Company, is a member of the law firm of Fox, Rothschild, O'Brien & Frankel, which was retained by the Company as General Counsel during the fiscal year ended December 31, 1995, and which is being retained by the Company in such capacity during the current fiscal year. Henry G. Hager, a director of the Company, is a member of the law firm of Stradley, Ronon, Stevens & Young, which was retained by the Company in connection with a routine litigation matter. John A. Powell is the father of Denise Powell who is a Vice President of the Company.

Compensation of Directors

    Employees of the Company and persons affiliated with the Company's
General Counsel are not paid any fees for their services as directors of the Company. Other directors are paid a fee of $500 for each meeting of the Board of Directors or any Committee meeting which they attend (provided the fee for attendance at committee meetings is $300 if held on the same day as a Board meeting), plus a retainer of $15,000 annually. Each director who is not an employee of the Company automatically receives an option to purchase 1,500 shares of Common Stock annually, exercisable at the fair market value of the Common Stock at the time of the grant. In addition, each director is provided with a fully-paid long-term care policy (having an annual premium value of approximately $2,000-$7,500 depending on the age of the director) which policy provides a $150 per diem lifetime benefit upon confinement to a nursing facility.

    Alice E. Powell acts as a consultant to the Company in connection with the development of a newsletter for policyholders and agents for which she is compensated $50,000 annually.

                     EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

    The following table sets forth certain summary information concerning compensation paid or accrued by the Company and its subsidiaries to the Company's Chief Executive Officer and each of the other four most highly compensated executive officers (hereinafter collectively referred to as the named executive officers) for the fiscal years ended December 31, 1995, 1994 and 1993.

                    Summary Compensation Table

                                             Long Term Compensation
               Annual Compensation           Awards          Payouts
(a)       (b)    (c)     (d)      (e)     (f)         (g)     (h)       (i)
Name                           Other    Rest-     Securities           All
and                           Annual    ricted      Under-            Other
Principal                      Compen-   Stock      lying     LTIP    Compen-
Position  Year  Salary  Bonus  sation   Awards    Options/  Payouts   sation
                  ($)     ($)     ($)      ($)      SARs(1)    ($)      ($)

John A. Powell
         1995  551,388  500,000    0      0       300,000      0     20,226(2)
         1994  523,348  388,200    0      0        67,500      0     30,579

         1993  478,576  325,000    0      0       150,000      0     26,837

President, Chairman of the Board and Chief Executive Officer

Thomas J. Parry
         1995  127,616   65,000    0      0       30,000      0      7,287(3)
         1994  110,000   25,000    0      0        9,000      0        565
         1993   98,435   25,000    0      0       15,000      0      4,323
Vice President - Product Development & Compliance

Ronald J. Holmer
         1995  134,327  50,000     0      0       21,750      0     10,202(3)
         1994  117,192  25,000     0      0        7,500      0      11,228

         1993  108,000  25,000     0      0       15,000      0        856
Vice President - Operations

Ernest Iannucci
         1995  126,942  30,000     0       0      21,750      0      1,543(3)
         1994  113,173  20,000     0       0       4,500      0          0
         1993   35,962   2,000     0       0       7,500      0          0
    Vice President - Chief Information Officer

Benedict J. Iacovetti
         1995  116,365  45,000     0      0       24,750       0     8,230(3)
         1994  100,000  20,000     0      0        6,000       0     1,155
         1993   94,423  10,000     0      0        3,000       0         0
Chief Financial Officer and Treasurer
_______________

(1) Options to purchase Common Stock.
(2) Represents $4,150 in the form of insurance premiums the Company paid on a life insurance policy on the life of Mr. Powell, $13,010 in the form of contributions by the Company pursuant to the Company's 401(k) plan and profit sharing plan and $3,066 representing the actuarially determined value of premiums paid on a split-dollar life insurance policy on the life of Mr. Powell.

(3) Represents the Company's contribution on behalf of the named individual pursuant to the Company's 401(k) plan and profit sharing plan.

Option/SAR Grants in Last Fiscal Year

     The following table provides information related to options granted to the named executive officers during the fiscal year ended December 31, 1995.

              Option/SAR Grants in Last Fiscal Year
                                              Potential Realized
                                              Value at Assumed
                                              Annual Rates of Stock
                                              Price Appreciation
        Individual Grants                       for Option Term
(a)     (b)             (c)           (d)       (e)       (f)         (g)
                      % of Total
      Number of      Options/
      Securities        SARs
      Underlying      Granted to    Exercise
      Options/        Employees     or Base    Expir-
        SAR           In Fiscal     Price      ation
Name  Granted (#)      Year         ($/sh)     Date       5%($)      10%($)

John A. Powell
      187,500(1)        33          12.00    5/24/2005  1,415,013   3,585,921
      112,500(2)        20          15.75    11/8/2005  1,114,323   2,823,912
Thomas J.  Parry
       18,750(3)         3          12.00    5/24/2005    141,501     358,592
       11,250(4)         2          15.75    11/8/2005    111,432     282,391
Ronald J.  Holmer
       18,750(3)         3          12.00    5/24/2005    141,501     358,592
        3,000(5)         1          15.75    11/8/2005     29,715      75,304
Ernest Iannucci
       18,750(3)         3          12.00    5/24/2005    141,501     358,592
        3,000(5)         1          15.75    11/8/2005     29,715      75,304
Benedict J. Iacovetti
       18,750(3)         3          12.00    5/24/2005    141,501     358,592
        6,000(6)         1          15.75    11/8/2005     59,431     150,609
_______________

(1) Immediately exercisable options to purchase common stock.
(2) Exercisable on May 9, 1996.
(3) 6,250 exercisable on May 25, 1996, May 25, 1997 and May 25, 1998, respectively.
(4) 3,750 exercisable on November 9, 1996, November 9, 1997 and November 9, 1998, respectively.
(5) 1,000 exercisable on November 9, 1996, November 9, 1997 and November 9, 1998, respectively.
(6) 2,000 exercisable on November 9, 1996, November 9, 1997 and November 9, 1998, respectively.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

    The following table provides information related to the number and value of options held by the named executive officers as of December 31, 1995. No named executive officer exercised options during the fiscal year ended December 31, 1995.

        Aggregated Option/SAR Exercises in Last Fiscal Year
                   And FY-End Option/SAR Values

(a)         (b)            (c)                 (d)              (e)
                                           Number of
                                           Securities       Value of
                                           Underlying       Unexercised
                                          Unexercised      In-the-Money
                                          Options/SARS     Options/SARS
                                          At FY-End(#)(1)  at FY-End($)

        Shares Acquired    Value          Exercisable/     Exercisable/
Name     on Exercise(#)    Realized($)    Unexercisable    Unexercisable

John A.Powell
               0              0           892,500/112,500  10,222,813/337,500
Thomas J. Parry
               0              0            42,000/30,000      507,875/160,691
Ronald J. Holmer
               0              0            26,250/21,750      306,875/135,563
Ernest Iannucci
               0              0            12,000/21,750      124,125/135,563
Benedict J. Iacovetti
               0              0            13,500/24,750      158,125/144,563

(1) Options to purchase Common Stock.

Defined Benefit Pension Plan

    Certain qualified employees of the Company are eligible to participate in the Company's qualified Defined Benefit Pension Plan (the "Pension Plan"). The amount of contributions required under the Pension Plan are determined each year by the Pension Plan's actuary. Under certain circumstances, a
participant may contribute to the Pension Plan.   All assets of the Pension
Plan, consisting of participant and employer contribution accounts, are held in trust and invested. The balance is adjusted annually to reflect the investment results of the Pension Plan.

    Generally, the payment of monthly benefits under the Pension Plan commences at age 65 and is based on a percentage of a participant's average annual cash compensation (salary and bonus) in excess of certain Social
Security benefits.   A participant's accrued benefit will be 100% vested when
such participant attains age 65, suffers a total disability as defined in the
Pension Plan or dies.   If a participant's employment is terminated for any
reason other than retirement at age 65, total disability or death, he is entitled to receive the full balance in his voluntary account. The portion of such participant's accrued benefit in his employer contribution account to which he will be entitled is based on the number of years of service completed.

    Below is a table showing estimated annual benefits payable upon termination in the form of a straight-life annuity to persons in specified compensation and years-of-service classifications.



                        Pension Plan Table

                                  Estimated Annual Retirement Benefits

Average Annual                                   Years of Service

Compensation           15             20          25         30         35

$125,000             $18,328       $24,438      $30,547    $36,657    $42,776
 150,000              22,416        29,888       37,359      44,832    52,304
 175,000              22,416        29,888       37,359      44,832    52,304
 200,000              22,416        29,888       37,359      44,832    52,304
 225,000              22,416        29,888       37,359      44,832    52,304
 250,000              22,416        29,888       37,359      44,832    52,304
 300,000              22,416        29,888       37,359      44,832    52,304
 400,000              22,416        29,888       37,359      44,832    52,304
 450,000              22,416        29,888       37,359      44,832    52,304
 500,000              22,416        29,888       37,359      44,832    52,304

    The following table sets forth for the named executive officers the estimated annual pension benefit (calculated by adding to the accrued benefit as of December 31, 1995 an estimate of the benefits that will accrue from January 1, 1996 to age 65) payable to such named executive officer and his credited service under the Pension Plan.

                                                             Credited
                                                              Service
                                  Estimated Annual             as of
Name                              Pension Benefit          December 31, 1995

John A.  Powell                     $57,543                   29 years
Thomas J.  Parry                     31,941                    5 years
Ronald J.  Holmer                    14,421                    4 years
Ernest Iannucci                      17,463                    2 years
Benedict J.  Iacovetti               35,202                    3 years



Employment Agreements with Named Executive Officers

    Mr. Powell's employment agreement (the "Employment Agreement"), originally entered into in June 1989, provides for a base salary, an annual bonus, if applicable, based on a formula tied to the Company's performance and a discretionary bonus. As amended in February 1996, the Employment Agreement calls for a base salary of $800,000. The mandatory bonus is payable if and to the extent the Company's actual net income before taxes ("Actual Income") exceeds the net income before taxes targeted by the Company in its yearly budget ("Target Income"). If the ratio of Actual Income to Target Income (the "Ratio") is between 75% and 85%, the bonus is equal to 20% of Mr. Powell's base salary; if the Ratio is between 85% and 100%, the bonus is 40% of such base; if the Ratio is between 100% and 115%, the bonus is 55% of such base; and if the Ratio is above 115%, the bonus is 65% of such base. Under the terms of the Employment Agreement, (i) Mr. Powell's base salary is subject to annual adjustment based upon the greater of the increase in the consumer price index or the average percentage increase granted to the Company's salaried employees, (ii) in the event of disability, Mr. Powell is entitled to receive his full salary, bonus and other benefits during such disability and for a period of twenty-four months after any termination on account thereof (plus participation in any group insurance arrangement for life),
(iii) in the event that the Employment Agreement is terminated other than for good cause (or by Mr. Powell under certain circumstances), Mr. Powell is entitled to a severance payment equal to the greater of his base salary and bonus which would have been payable through the end of the then current term or two and one-half times Mr. Powell's then current salary and bonus (in addition to benefits throughout the then current term and participation in any group insurance arrangement for life), and (iv) in the event that the Employment Agreement is not renewed at the end of a term, Mr. Powell is entitled to a severance payment of up to two and one-half times his then current salary and bonus (plus participation in any group insurance arrangement for life). In addition, Mr. Powell is the owner of a $3 million split-dollar life insurance policy that is subject to the Employment Agreement. The Employment Agreement provides that the Company shall pay all the premiums on such policy, subject to the Company's right to be reimbursed for such premiums. The term of the Employment Agreement extends through March 16, 1999 and renews automatically for successive five-year periods unless either party gives notice of termination prior to the end of the then current term.

    Mr. Parry, Mr. Holmer, Mr. Iannucci and Mr. Iacovetti have entered into employment agreements with the Company pursuant to which their employment will continue on an "at-will" basis. Such employment agreements further provide that upon the happening of certain events (including the acquisition of 10% or more of the Common Stock by a non-affiliate, a tender offer or the death or incapacity of John A. Powell), the Company is required to escrow an amount equal to two years' salary of the employee. Upon the occurrence of certain subsequent events (including a significant change in the Board of Directors of the Company, the replacement of John A. Powell as chief executive officer or 20% or more of the Common Stock becoming owned by a non-affiliate), each such officer is entitled to receive such escrowed amount, payable in 12 monthly installments, in the event their employment is terminated within three years of the first triggering event other than for a good cause or as a result of certain unrelated circumstances (such as death or disability).

        COMPENSATION COMMITTEE AND OPTION COMMITTEE REPORT
                    ON EXECUTIVE COMPENSATION


    The Compensation Committee is responsible for executive compensation other than compensation pursuant to the Company's stock option plans which is administered by the Company's Option Committee. The Company's overall approach is to compensate executive officers within a range that it believes compares favorably with the Company's competitors while reflecting the Company's financial success from year to year and offering appropriate incentives for excellence in individual performance. The three primary components of executive compensation are base salary, bonuses and stock options.

    The Company sets base salaries that it believes are in the mid-range of the salaries paid by its competitors. The salary of John A. Powell, the Company's Chief Executive Officer, is fixed by contract as described below.
In amending Mr. Powell's employment agreement in 1994, the Compensation Committee compared such salary to the salaries of chief executives contained in a report on executive compensation at eleven life/health and accident companies prepared by Arthur Andersen LLP and found that Mr. Powell's base salary was within the average range of the base salaries contained in such report. Base salaries of the other executive officers were compared in 1993 to the base salaries paid by insurance companies of similar size located in the northeastern United States, as published by LOMA, an industry service association. While the job descriptions contained in such survey were not identical to those of the Company, the base salaries of the Company's executive officers were found to be within the range of those of the executive officers contained in the survey. In consideration of the significant growth in the Company's assets, revenues and net income in 1995, increases in base salaries were granted to the Company's executive officers in 1995, generally on or about the particular officer's employment anniversary date. The individual amounts of such increases were determined based upon the Compensation Committee's perception of each officer's contribution to the Company's performance. While many of the companies contained in the foregoing compensation surveys are contained in the NASDAQ Insurance Index, the Company believes that its competitors for executive talent are not necessarily identical to those companies that should be used to compare shareholder return. Formalized external salary comparisons were again conducted in January 1996 and will be utilized by the Company to set or adjust base salaries beginning in 1996.

    To reward individual performance and create incentives in the short term for Company performance, in addition to adjusting the base salaries, the Company maintains a bonus policy that authorizes certain funds to be set aside for cash bonuses if and to the extent the Company's annual pre-tax income exceeds the budget adopted by the Board of Directors for such year. In 1995, the Company exceeded the budget set by the Board of Directors and the Compensation Committee allocated all of the monies available for bonuses. The actual amount of an executive officer's base salary (within the range discussed above) as well as any individual bonus (except Mr. Powell's which is discussed below) is based upon the Compensation Committee's subjective view of each executive officer's contribution to the operations of the Company in terms of the efficient execution of their respective job functions, personnel management and initiative. Discretionary bonuses are also awarded if the Board of Directors feels that the Company made strides in certain areas that were not necessarily reflected in the current year's earnings.

    Stock options are granted to executive officers at the discretion of the Option Committee to both reward past performance and to create a long-term incentive for the officers to work toward a goal of improving the Company's performance as evidenced by the market value of its Common Stock. The actual amount of any option grant is based upon the Option Committee's subjective view of each executive officer's past performance and his or her potential contribution to the Company's future operations and may include, among other items, the executive officer's length of service and the amount of any previously granted options held by such executive officer.

    By utilizing this overall approach, the Board of Directors believes that the executive officers are appropriately compensated based on industry standards and are offered strong motivation to maintain and exceed the financial goals of the Company.

    In the fiscal year ended December 31, 1995, Mr. Powell was paid his base salary and the bonus specified under his employment agreement, which was an amount equal to 65% of his base salary based on the Company's earnings exceeding 115% of the targeted earnings for the year. In addition, in recognition of the substantial growth in the Company's assets, premium and total revenues, and net income in 1995 and Mr. Powell's efforts in connection therewith, Mr. Powell was granted a discretionary bonus of $135,000. Finally, to ensure that Mr. Powell continues to have a strong incentive to improve operations of the Company in the future, and having considered the number of options Mr. Powell then held, the Company granted Mr. Powell options to purchase 300,000 shares of Common Stock.

    Section 162(m) of the Internal Revenue Code of 1986, as amended
("Section 162(m)") generally imposes a $1,000,000 limit on the amount of compensation deductible by the Company that it pays to certain executive officers except for qualified "performance-based compensation." Compensation attributable to options granted under the various stock option plans currently in effect, including the 1996 Stock Option Plan, if approved, are expected to qualify for deductibility under Section 162(m). The Compensation Committee monitors the effect of Section 162(m) on the deductibility of such compensation paid by the Company and intends to optimize the deductibility of such compensation to the extent deductibility is consistent with the objectives of the executive compensation program. The Compensation Committee, however, intends to weigh the benefits of full deductibility with the objectives of the executive compensation program and, if the Compensation Committee believes to do so is in the best interests of the Company and its shareholders, will make compensation arrangements that may not be fully deductible due to Section 162(m).

Compensation Committee                      Option Committee
Arnold H. Keehn                             Walter J.  Diener
Walter E. Conrad                            Arnold H. Keehn
Alice E. Powell
John A. Powell, Ex-Officio

                COMPENSATION COMMITTEE INTERLOCKS
                    AND INSIDER PARTICIPATION

    The members of the Compensation Committee during 1995 were Arnold H. Keehn, Walter E. Conrad, Alice E. Powell and John A. Powell, ex-officio. The members of the Option Committee from January to May 24, 1995 were Walter J. Diener and Walter E. Conrad and from May 25, 1995 through the present were Walter J. Diener and Arnold H. Keehn. Other than John A. Powell, the Company's President, Chairman and Chief Executive Officer, who is an ex-officio member of the Compensation Committee, during 1995, no officer, former officer or employee of the Company or any subsidiary of the Company served on the Company's Compensation Committee or on the Option Committee. As an ex-officio member of the Compensation Committee, Mr. Powell does not participate in any discussions or vote on any proposal regarding his own salary, benefits or other compensation. Other than the foregoing, Mr. Powell has no limitation on his activities on the Compensation Committee as a result of his ex-officio status.

    During 1995, Walter E. Conrad received $109,117 in gross compensation attributable to his equity interest in two insurance agencies that were compensated by the Company and/or a subsidiary of the Company based on insurance policies of the Company written through such agencies.


                 AMERICAN TRAVELLERS CORPORATION
                        STOCK PERFORMANCE

    Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock against the cumulative return of the S & P Composite 500 Stock Index and the NASDAQ Insurance Index for the five-year period ended December 31, 1995.


         COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
              AMONG AMERICAN TRAVELLERS CORPORATION,
        THE S & P 500 INDEX AND THE NASDAQ INSURANCE INDEX


                                  Cumulative Total Return


                                  12/90   12/91  12/92  12/93 12/94 12/95

American Travellers                100      94     64    101   138   237

S & P Index                        100     130     140   155   157   215

NASDAQ Insurance Index             100     141     191   204   192   273


*   $100 INVESTED ON 12/31/90 IN STOCK OR INDEX   INCLUDING REINVESTMENT
OF DIVIDENDS.  FISCAL YEAR ENDING DECEMBER 31.

                  PROPOSED AMENDMENT TO THE COMPANY'S
                       ARTICLES OF INCORPORATION


General

    The Company's Board of Directors has unanimously approved, and has voted to recommend that the shareholders approve, an amendment to Article 5(a) of the Company's Articles of Incorporation to increase the number of shares of Common Stock that the Company is authorized to issue from 37,500,000 to 50,000,000 (the "Proposed Charter Amendment"). The affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon is required to approve the adoption of the Proposed Charter Amendment. If adopted by the shareholders at the meeting, the Proposed Charter Amendment will become effective upon its filing with the Department of State of the Commonwealth of Pennsylvania.

Operation and Effect of the Proposed Charter Amendment

     At present, Article 5(a) of the Company's Articles of Incorporation authorizes the Company to issue 37,500,000 shares of Common Stock, $.01 par value and 5,000,000 shares of Preferred Stock, $.01 par value per share. As of the date hereof, 16,242,196 shares of Common Stock are outstanding and _______ shares are reserved for issuance upon the exercise of stock options or conversion of outstanding convertible subordinated debentures. Additionally, the Company may issue Common Stock pursuant to a share rights plan that is in place although no shares of Common Stock have been reserved therefor. No shares of Preferred Stock have been issued. Holders of Common Stock have no preemptive rights to subscribe for any securities of the Company. If the Proposed Charter Amendment is adopted, the Board of Directors will have the right to issue the additional shares of Common Stock for such consideration as it deems appropriate and without further approval of the shareholders except as mandated by Pennsylvania law. The issuance of additional shares of Common Stock could result in dilution to shareholders since shareholders of the Company have no preemptive rights.

Reasons for the Proposed Charter Amendment

    As of the date hereof, the Company has approximately _________ additional shares of Common Stock available for issuance. In the opinion of the Board of Directors, it is desirable to increase the number of shares of Common Stock which the Company has the authority to issue to aid the Company in future financing, to provide funds to enable the Company to increase the capital and surplus of its insurance subsidiaries, to afford the Company added flexibility to take advantage of attractive business opportunities if they should become available and for other proper purposes. The Company has no present contracts or agreements with respect to the issuance of any of the shares of Common Stock that would be authorized by the Proposed Charter Amendment, however, the Company may consider issuing additional Common Stock in the near future depending on market and other considerations.

    The text of present Article 5(a) and Article 5(a) as it is proposed to be amended are set forth below:

    Present:

         "5(a). The aggregate number of shares of stock which the Corporation shall have the authority to issue is 37,500,000 shares of Common Stock, $.01 par value per share, and 5,000,000 shares of Preferred Stock, $.01 par value per share."

    As amended, if the Proposed Charter Amendment is adopted:

         "5(a). The aggregate number of shares of stock which the Corporation shall have the authority to issue is 50,000,000 shares of Common Stock, $.01 par value per share, and 5,000,000 shares of Preferred Stock, $.01 par value per share."

Vote Required to Approve the Proposed Charter Amendment

    The affirmative vote of a majority of the votes represented at the meeting and entitled to vote thereon is required to approve the Proposed Charter Amendment.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                APPROVAL OF THE 1996 STOCK OPTION PLAN

The 1996 Plan

    On March 14, 1996, the Board of Directors adopted, subject to approval by the shareholders, the 1996 Stock Option Plan (the "1996 Plan") which enables the Company to grant incentive stock options (within the meaning of Section 422 of the Code) and nonqualified stock options (in any combination subject to the terms of the 1996 Plan) to purchase up to an aggregate maximum of 2,000,000 shares of the Company's Common Stock to employees and persons with managerial, professional or supervisory responsibilities, including but not limited to, members of the Board of Directors, officers of, and consultants to, the Company, responsible for the past and continued success of the Company. As used herein with respect to the 1996 Plan, the "Company" includes subsidiaries of the Company. The purpose of the 1996 Plan is to enable the Company to attract and retain persons of ability as directors, officers, employees and consultants and to motivate such persons to use their best efforts on behalf of the Company by providing them with an equity participation in the Company. Approximately 384 persons are eligible for selection to receive stock options pursuant to the terms of the 1996 Plan. At April 12, 1996, the market price of the Common Stock was $_____ per share.
The full text of the 1996 Plan is set forth in Exhibit "A" hereto, and the following description is qualified in its entirety by reference to Exhibit "A."

    The 1996 Plan is administered by the Option Committee appointed by the Board of Directors, which Committee currently consists of two members who are members of the Board of Directors of the Company and who are "disinterested persons" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and are deemed to be "outside directors" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder (the "Committee"). The current members of the Committee are Walter J. Diener and Arnold H. Keehn. The Committee has the authority to determine, subject to the provisions and conditions of the 1996 Plan, the number of shares to be subject to options granted pursuant to the 1996 Plan and the terms and conditions thereof, including the duration of options and to select the persons to whom options other than Formula Awards (hereinafter defined) are granted. The Committee is authorized to adopt, amend and rescind rules relating to the administration of the 1996 Plan.
The 1996 Plan provides that if a stock option or portion thereof shall expire or is terminated, cancelled or surrendered for any reason without being exercised in full, the unpurchased shares of Common Stock that were subject to such stock option or portion thereof shall be available for future grants of stock options under the 1996 Plan.

    Incentive stock options may be granted for a term of up to five years in the case of optionees who own in excess of 10% of the combined voting power of all classes of the Company's stock and up to 10 years, in the Committee's sole discretion, in the case of all other optionees. Nonqualified stock options may be granted for a term of up to 10 years.

Participants and Grants

    Stock options other than Formula Awards may be granted by the Committee to those persons who the Committee determines have the capacity to make a substantial contribution to the success of the Company. The Committee may grant stock options other than Formula Awards to purchase such number of shares of Common Stock (subject to the limitations set forth in the 1996
Plan) as the Committee may, in its sole discretion, determine. In granting stock options other than Formula Awards under the 1996 Plan, the Committee, on an individual basis, may vary the number of incentive stock options or non-qualified stock options as between Participants (hereinafter defined) and may grant incentive stock options and/or non-qualified stock options to a Participant in such amounts as the Committee may determine in its sole discretion; provided, that, no Participant may be granted stock options in any year (a consecutive 12-month period) to purchase in excess of 750,000 shares of Common Stock. A "Participant" is a person to whom a stock option other than a Formula Award has been granted.

    Incentive stock options may be granted to purchase Common Stock under the 1996 Plan only to employees of the Company at not less than the fair market value of the shares as of the date of grant (or 110% of fair market value in the case of any officer or employee holding in excess of 10% of the combined voting power of all classes of the Company's stock as of the date of grant). To the extent that an optionee is granted incentive stock options under the 1996 Plan to purchase Common Stock having a fair market value (determined as of the date of grant) which exceeds $100,000 with respect to incentive stock options which are exercisable for the first time by such optionee in any calendar year under all stock option plans of the Company, such excess stock options will be treated as nonqualified stock options.

    The 1996 Plan can be amended, suspended, reinstated or terminated by the Board of Directors; provided, however, that i) no amendment shall be made more than once every six months that would change the amount, price or timing of the Formula Awards, and ii) without approval of the Company's shareholders, no amendment shall be made that (a) increases the maximum number of shares of Common Stock that may be subject to stock options granted under the 1996 Plan, except for specified adjustment provisions, (b) extends the term of the 1996 Plan, (c) increases the period during which a stock option may be exercised beyond 10 years from the date of the grant, (d) materially increases the benefits accruing to Participants or Eligible Directors (hereinafter defined) under the 1996 Plan, (e) materially modifies the requirements as to eligibility for participation in the 1996 Plan, (f) changes the maximum number of shares of Common Stock for which options may be granted to any Participant during any year (a consecutive 12-month period, except for specified adjustment provisions), or (g) will cause stock options granted under the 1996 Plan to fail to meet the requirements of Rule 16b-3 under the Exchange Act. Unless previously terminated by the Board of Directors, the 1996 Plan will terminate on March 13, 2006, and no additional options may be granted after that date.

    Options are not assignable or transferable except by will or the laws of intestate succession. Options other than Formula Awards may be exercised by the optionee (or the optionee's legal representative) only while the optionee is employed by the Company (except in the case of an optionee who is an Eligible Director), or within six months after termination of employment due to a permanent disability or three months after termination of employment due to retirement. The executor or administrator of a deceased optionee's estate or a decedent's distributee shall be entitled to exercise the option until six months after the decedent's death. Options expire immediately in the event an optionee is terminated with or without cause or resigns; provided, however, in the event the Company terminates the employment of an optionee who at the time of such termination was an officer of the Company and had been continuously employed by the Company during the five-year period immediately preceding such termination, for any reason except "good cause" (as defined in the 1996 Plan), each stock option held by such optionee (which had not then previously lapsed or terminated and which had been held by such optionee for more than six months prior to such termination) shall become immediately exercisable as to the total number of shares of Common Stock and shall remain so exercisable for a period of three months after such termination unless such option expires earlier by its terms. In the event of the termination of a Participant's service as a director of the Company, who at the time of such termination was an Eligible Director and had continuously served as a director of the Company during the five-year period immediately preceding such termination, and such termination is for any reason except for such Participant's death or total disability or the removal of such Participant as director (by the shareholders, the Board of Directors or otherwise) for "good cause" (as defined in the 1996 Plan), each stock option held by such Participant (which has not previously lapsed or terminated and which has been held by such Participant for more than six months prior to such termination) shall immediately become fully exercisable as to the total number of shares of Common Stock subject thereto (whether or not exercisable to that extent at the time of such termination) and shall remain so exercisable for a period of three months after such termination unless such stock option expires earlier by its terms. All aforementioned exercise periods set forth in this paragraph are subject to the further limitation that the option shall not, in any case, be exercisable beyond the stated expiration date of such option.

    The purchase price and the number and kind of shares that may be purchased upon exercise of an option are subject to adjustment in certain events, including any stock splits, recapitalizations and reorganizations. If any portion of an option terminates or lapses unexercised, the shares that were subject to the unexercised portion will continue to be subject to the 1996 Plan, and new options may be granted in respect of such shares.

Formula Awards to Eligible Directors

    The 1996 Plan reserves up to 50,000 shares of the presently authorized shares for the issuance of Formula Awards to certain nonemployee directors of the Company.

    The 1996 Plan provides for the grant of options annually to "Eligible Directors," defined as the members of the Company's Board of Directors who are not otherwise employees of the Company. The shares issued pursuant to Formula Awards may be shares currently authorized but unissued or currently held or subsequently acquired by the Company as treasury shares.

    The 1996 Plan provides that an option to purchase 1,500 shares of Common Stock shall be granted automatically each year, immediately following the annual meeting of the Company's shareholders to each director, who is an Eligible Director at such time, immediately following such annual meeting beginning with the 1996 Annual Meeting of shareholders (each, a "Formula Award"). Notwithstanding the foregoing, Formula Awards will not be granted under the 1996 Plan until formula awards under the Company's 1993 Stock Option Plan and 1995 Stock Option Plan are exhausted.

    The option exercise price per share for a Formula Award shall be the average of the fair market value for the fifth through the ninth "business days" (defined in the 1996 Plan as those days on which the Nasdaq National Market is open for trading) following the date of grant. For purposes of the preceding sentence, fair market value is defined as the mean of the high and low per share trading prices for the Common Stock as reported in The Wall Street Journal for Nasdaq National Market composite transactions.

    Except as otherwise provided in the 1996 Plan, a Formula Award shall immediately vest upon the grant of the Formula Award. A Formula Award shall become exercisable immediately upon vesting for all directors who have served as Directors of the Company for a total of five consecutive years as of the date of the grant. If a director has not served as a director of the Company for such period, the Formula Award shall become exercisable according to the following schedule:

Period of Optionee's Continuous Service               Portion of Formula
      as a Director of the Company                       Award that is
       Following the Date of the Grant                       Exercisable

Twelve months                                              33 1/3%

Eighteen months                                            66 2/3%

Twenty-Four months                                          100%

    Except as otherwise provided in the 1996 Plan, any Formula Award, to the extent the same is exercisable in accordance with the 1996 Plan, is exercisable in whole or in part at any time or from time to time until the expiration or termination in accordance with the 1996 Plan by written notice, signed by the person exercising the Formula Award, to the Company stating the number of shares with respect to which the Formula Award is being exercised, accompanied by payment in full of the exercise price for the number of shares to be purchased. The date both such notice and payment are received by the office of the Secretary of the Company shall be the date of exercise of the Formula Award as to such number of shares. Notwithstanding any provision to the contrary, no Formula Award may at any time be exercised with respect to a fractional share.

    Each Formula Award not earlier terminated shall expire 10 years from its date of grant. In the event of the termination of a Formula Award holder's service as a director of the Company, by reason of his or her removal as director (by the shareholders, the Board of Directors or otherwise) the then-outstanding Formula Awards of such holder (whether or not then exercisable) shall automatically expire on (and may not be exercised on) the effective date of such termination. In the event of the termination of a Formula Award holder's service as a director of the Company by reason of retirement or total and permanent disability, the then-outstanding Formula Awards of such holder shall become exercisable, to the full extent of the number of shares remaining covered by such Formula Awards, regardless of whether such Formula Awards were previously exercisable, and each such Formula Award shall expire one year after the date of such termination or on the stated grant expiration date, whichever is earlier. For purposes of the 1996 Plan, the term "by reason of retirement" means (i) mandatory retirement pursuant to Board policy, or (ii) termination of service on or after such holder's 65th birthday. In the event of the death of a Formula Award holder while the holder is a director of the Company, the then-outstanding Formula Awards of such holder shall become exercisable, to the full extent of the number of shares remaining covered by such Formula Awards, regardless of whether such Formula Awards were previously exercisable, and each such Formula Award shall expire one year after the date of death of such holder or on the stated grant expiration date, whichever is earlier. In the event of the termination of a Formula Award holder's service as a director for any reason other than as described above, including without limitation, expiration of the director's term in office (without renomination or reelection) or by resignation, the then outstanding Formula Awards of such holder shall become exercisable, to the full extent of the number of shares of Common Stock remaining covered by such Formula Awards were previously exercisable, and each such Formula Award shall expire three months after the effective date of such termination.

    The right of any holder of a Formula Award to exercise a Formula Award shall, during the lifetime of such holder, be exercisable only by such holder or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder (a "QDRO") and shall not be assignable or transferable by such holder other than by will or the laws of descent and distribution or a QDRO.

    Neither the recipient of a Formula Award nor such recipient's successors in interest shall have any rights as a shareholder of the Company with respect to any shares of Common Stock subject to a Formula Award granted to such recipient until the date of issuance of a stock certificate evidencing such shares upon their purchase pursuant to such Formula Award. Neither the 1996 Plan, nor the granting of a Formula Award, nor any other action taken pursuant to the 1996 Plan shall constitute or be evidence of any agreement or understanding, express or implied, that an Eligible Director has a right to continue as a director of the Company for any period of time or at any particular rate of compensation.

    The aggregate number of shares with respect to which a Formula Award may be granted to an Eligible Director under the 1996 Plan, the number and class of shares subject to each outstanding Formula Award, and the exercise price per share specified in each such Formula Award shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a split-up or consolidation of shares or any like capital adjustment or the payment of any stock dividend, or other increase or decrease in the number of such shares effected without receipt of consideration by the Company. Notwithstanding any provision to the contrary, no Formula Award shall be granted on a date when the number of shares of Common Stock authorized for issuance pursuant to the 1996 Plan and then available for issuance pursuant to new Formula Awards is less than the aggregate number of such shares that would be issuable pursuant to Formula Awards otherwise required to be granted on such date, assuming the full vesting and exercise of such Formula Awards. In the event Formula Awards are not granted as a result of the application of the aforementioned limitations, no Formula Awards shall thereafter be granted pursuant to the 1996 Plan.

Certain Federal Tax Aspects of the Plan

    Set forth below is a general summary of certain Federal income tax aspects of the 1996 Plan. State and local income and other tax consequences are not discussed and may vary from state to state.

    Tax Deductibility Under Code Section 162(m). Section 162(m) of the Code disallows a public company's deductions for employee remuneration exceeding $1,000,000 per year for certain executives, but contains an exception for qualified "performance-based compensation." In December 1995, the Internal Revenue Service issued final regulations interpreting this provision. The 1996 Plan has been drafted and is intended to be administered to enable compensation represented by stock options granted under the 1996 Plan to qualify as "performance-based compensation," and the discussion below assumes that such compensation will so qualify.

    Nonqualified Stock Options and Formula Awards. For Federal income tax purposes, the recipient of a nonqualified option (including Formula Awards) granted under the 1996 Plan will not recognize any income for Federal income tax purposes upon the grant of the option, nor will the Company then be entitled to any deduction. Generally, upon exercise of a nonqualified option, the optionee will recognize ordinary income, and the Company will be entitled to a deduction, in an amount equal to the excess of the fair market value of the stock at the date of exercise over the exercise price of the option. An optionee's basis in the stock acquired pursuant to a nonqualified option, for purposes of determining his gain or loss on his subsequent disposition of the shares, will generally be equal to the fair market value of the stock on the date of exercise of the nonqualified option.

    Optionees who are subject to the short-swing profits restrictions of
Section 16(b) of the Exchange Act, unless they elect within 30 days of exercising a nonqualified stock option to be taxed as of the time of such exercise (on the basis of the fair market value of the stock at such time), are permitted to defer the recognition of income realized from the exercise until the earlier of (i) the expiration of the six-month period under Section 16(b), or (ii) the first day on which the sale of such stock at a profit will not subject the optionee to suit.

    Incentive Stock Options. An employee generally recognizes no income when an incentive stock option is granted to him or when that option is exercised.
 It should be noted, however, that for purposes of the alternative minimum tax under Section 55 of the Code, an incentive stock option is treated as a nonqualified stock option. Generally, upon a disposition of shares acquired pursuant to an incentive stock option, the optionee will recognize long-term capital gain and the Company will not be entitled to a deduction as long as the optionee does not dispose of the shares, either (i) within two years after the grant of the option, or (ii) within one year after the exercise of the option. However, if the optionee does not satisfy these holding periods, the optionee will recognize ordinary income upon such a disposition equal to the lesser of (i) the excess of the fair market value of the shares at the time of exercise over the exercise price paid for such shares, or (ii) the gain realized upon such disposition. The Company will be entitled to a deduction only to the extent the optionee must recognize ordinary income.

    Taxation of Capital Gains and Ordinary Income. Presently, the maximum Federal income tax rate for individuals applicable to long-term capital gains is 28%, whereas the maximum effective Federal income tax rate for individuals applicable to ordinary income is 39.6%. Capital losses generally are only deductible against capital gains and, for individuals, a limited amount ($3,000 per year) of ordinary income.

Vote Required for Approval of the 1996 Plan

    The affirmative vote of a majority of the votes represented at the meeting and entitled to vote thereon is required to adopt the 1996 Plan.


    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE
1996 PLAN.


                        INDEPENDENT ACCOUNTANTS

    The firm of Arthur Andersen LLP acted as independent accountants for the Company for its fiscal year ended December 31, 1995. It is anticipated that a representative or representatives of Arthur Andersen LLP will be present at the meeting to make a statement if they desire to do so and to respond to appropriate questions. Although it is expected that the Company's independent accountants for its fiscal year ending December 31, 1996 will continue to be Arthur Andersen LLP, the Company wishes to maintain its discretion during the year as to selection of its independent accountants. Accordingly, no selection has been made and the Board of Directors has reserved the right to consider the appointment of another firm.

           DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS TO
                BE INCLUDED IN MANAGEMENT'S PROXY AND
      PROXY STATEMENT FOR THE NEXT ANNUAL MEETING OF SHAREHOLDERS

    In order for proposals of shareholders to be set forth in the Company's proxy statement for the 1997 Annual Meeting of Shareholders, shareholders must present their proposals to the Company no later than December 20, 1996.


                             OTHER MATTERS

    The Board of Directors does not know of any other matters (other than procedural matters) to be presented at the meeting. If any other matters properly come before the meeting, the persons named in the accompanying proxy will vote on such matters in accordance with their best judgment.

    The expenses of soliciting proxies in the form included with this proxy statement and the cost of preparing, assembling and mailing material in connection with such solicitation of proxies will be borne by the Company. In addition to the use of mail, the Company's directors, executive officers and employees may solicit proxies personally or by telephone or telegraph. The Company may reimburse brokerage firms and other custodians, nominees or fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of shares.

    A form of proxy is enclosed for your use. Please complete, date, sign and return the proxy at your earliest convenience in the enclosed envelope, which requires no postage if mailed in the United States. A prompt return of your proxy will be appreciated.



                        By Order of the Board of Directors,



                        Susan T. Mankowski
                        Secretary

Bensalem, Pennsylvania
April 19, 1996

                                                           EXHIBIT "A"

                    AMERICAN TRAVELLERS CORPORATION

                        1996 STOCK OPTION PLAN

    1.   PURPOSES OF THE PLAN

         The purposes of this 1996 Stock Option Plan are to enable American Travellers Corporation and its Subsidiaries to attract and retain the services of key employees and persons with managerial, professional or supervisory responsibilities, including, but not limited to, members of the Board of Directors, officers of, and consultants to, the Company, responsible for the past and continued success of the Company, and to provide them with increased motivation and incentive to exert their best efforts on behalf of the Company by enlarging their personal stake in its success.


    2.   GENERAL PROVISIONS

         2.1  Definitions

              As used in the Plan:

              (a) "Act" means the Securities Exchange Act of 1934, including any and all amendments thereto.

              (b) "Board of Directors" means the Board of Directors of the Company.

              c  "Code" means the Internal Revenue Code of 1986, including any and all amendments thereto.

              (d) "Committee" means the committee appointed by the Board of Directors from time to time to administer the Plan pursuant to Section 2.2.

              (e) "Common Stock" means the Company's Common Stock, $.01 par value.

              (f) "Company" means American Travellers Corporation, a Pennsylvania corporation.

              (g) "Eligible Director" means a member of the Company's Board of Directors who is not otherwise an employee of the
                     Company or any Subsidiary.

              (h) "Fair Market Value" means, with respect to a specific date, the last reported sale price of the Common Stock in the over-the-counter market, as reported by NASDAQ; however, if the Common Stock is listed or traded on a national securities exchange on the date Fair Market Value is being determined, Fair Market Value shall mean the last reported sale price of Common Stock on such exchange, as reported by a responsible reporting service the Committee selects; or if there are no transactions in the Common Stock on such day, then Fair Market Value shall mean the last reported sale price of the Common Stock in the over-the-counter market or on such exchange, as the case may be, on the last preceding day on which there was a transaction in the Common Stock. In the event the Common Stock is not so listed or traded on a date Fair Market Value is being determined, Fair Market Value shall be determined on the basis of an average of the fair market values as of such date as determined by two or more independent and well-qualified experts in the appraisal of stock values, or on the basis of such other method as the
                   Committee shall, in good faith, determine to be reasonable.

              (I) "Formula Award" means an option grant made to an Eligible Director pursuant to Section 4.2.

              (j) "Incentive Stock Option" means an option granted under the Plan which is intended to qualify as an incentive stock option under Section 422 of the Code.

              (k) "NASDAQ" means the National Association of Securities Dealers, Inc. Automated Quotation System.

              (l) "Non-Qualified Stock Option" means an option granted under the Plan which is not an Incentive Stock Option.

              (m) "Participant" means a person to whom a Stock Option other than a Formula Award has been granted under the Plan.

              (n)  "Plan" means this 1996 Stock Option Plan.

              (o) "Rule 16b-3" means Rule 16b-3 promulgated under the Act or any successor Rule.

              (p) "Stock Option" means an Incentive Stock Option or a Non-Qualified Stock Option granted under the Plan.

              (q) "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Stock Option, each of the corporations other than the last corporation in the unbroken chain owns 50% or more of the total voting power of all classes of stock in one of the other corporations in such chain.

         2.2  Administration of the Plan

              (a) The Plan shall be administered by the Committee which shall at all times consist of two (2) or more persons, each of whom shall be members of the Board of Directors. Each member of the Committee shall be a "disinterested person" (as such term is defined in Rule 16b-3) and an "outside director" within the meaning of Section 162(m) of the Code and any regulations issued thereunder. The Board of Directors may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, howsoever caused, shall be filled by the Board of Directors. The Committee shall select one of its members as Chairperson, and shall hold meetings at such times and places as it may determine.

              (b) The Committee shall have the full power, subject to and within the limits of the Plan, to: (i) interpret and administer the Plan, and Stock Options granted under it;
                   (ii) make and interpret rules and regulations for the administration of the Plan and to make changes in and revoke such rules and regulations (and in the exercise of this power, shall generally determine all questions of policy and expediency that may arise and may correct any defect, omission, or inconsistency in the Plan or any agreement evidencing the grant of any Stock
                   Option in a manner and to the extent it shall deem necessary to make the Plan fully effective); (iii) determine those persons to whom Stock Options other than Formula Awards shall be granted and the number of Stock Options other than Formula Awards to be granted to any person; (iv) determine the terms of Stock Options granted under the Plan, consistent with the provisions of the Plan; and (v) generally, exercise such powers and perform such acts in connection with the Plan as are deemed necessary or expedient to promote the best interests of the Company. The interpretation and construction by the Committee of any provision of the Plan or of any Stock Option shall be final, binding and conclusive.

              (c) The Committee may act only by a majority of its members then in office; however, the Committee may authorize any one (1) or more of its members or any officer of the Company to execute and deliver documents on behalf of the Committee.

              (d) No member of the Committee shall be liable for any action taken or omitted to be taken or for any determination made by him or her in good faith with respect to the Plan, and the Company shall indemnify and hold harmless each member of the Committee against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any act or omission in connection with the administration or interpretation of the Plan, unless arising out of such person's own fraud or bad faith.

         2.3  Effective Date

              The Plan is and shall be effective March 14, 1996, the date of its adoption by the Board of Directors, and Stock Options may be granted from time to time thereafter, subject, however, to approval of the Plan by the affirmative vote of the holders of a majority of the shares of the Common Stock present in person or by proxy and entitled to vote at an annual meeting of the shareholders of the Company or at a special meeting of the shareholders of the Company expressly called for such purposes, or any adjournments thereof, held on or before March 13, 1997. If the Plan is not approved at such annual or special meeting or at any adjournments thereof, the Plan and all Stock Options previously granted thereunder shall become null and void.

         2.4  Duration

              If approved by the shareholders of the Company, as provided in
              Section 2.3, unless sooner terminated by the Board of Directors, the Plan shall remain in effect until March 13, 2006.

         2.5  Shares Subject to the Plan

              The maximum number of shares of Common Stock which may be subject to Stock Options granted under the Plan shall be 2,000,000, of which the number of such shares which shall be available for issuance pursuant to Formula Awards made to Eligible Directors under the Plan shall be 50,000. The
              Stock Options and Formula Awards shall be subject to adjustment in accordance with Section 4.11 or 5.1, as appropriate, and shares to be issued upon exercise of Stock Options and Formula Awards may be either authorized and unissued shares of Common Stock or authorized and issued shares of Common Stock purchased or acquired by the Company for any purpose. If a Stock Option or Formula Award or portion thereof shall expire or is terminated, cancelled or surrendered for any reason without being exercised in full, the unpurchased shares of Common Stock that were subject to such Stock Option or Formula Award or portion thereof shall be available for future grants of Stock Options or Formula Awards, as the case may be, under the Plan.

         2.6  Amendments

              The Plan may be suspended, terminated or reinstated, in whole or in part, at any time by the Board of Directors. The Board of Directors may from time to time make such amendments to the Plan as it may deem advisable, including, with respect to Incentive Stock Options, amendments deemed necessary or desirable to comply with Section 422 of the Code and any regulations issued thereunder; provided, however, that (i) no amendment shall be made more than once every six (6) months that would change the amount, price or timing of Formula Awards, and (ii) without the approval of the Company's shareholders no amendment shall be made that:

              (a) Increases the maximum number of shares of Common Stock that may be subject to Stock Options or Formula Awards granted under the Plan (other than as provided in Section 4.11 or 5.1, as appropriate); or

              (b)  Extends the term of the Plan; or

              (c) Increases the period during which a Stock Option may be exercised beyond ten (10) years from the date of grant; or

              (d) Otherwise materially increases the benefits accruing to Participants or Eligible Directors under the Plan; or

              (e) Materially modifies the requirements as to eligibility for participation in the Plan; or

              (f) Changes the maximum number of shares of Common Stock for which options may be granted to any Participant during any year (a consecutive twelve (12) month period) (other than as provided in Section 5.1); or

              (g) Will cause Stock Options granted under the Plan to fail to meet the requirements of Rule 16b-3.

              Except as otherwise provided herein, termination or amendment of the Plan shall not, without the consent of a Participant or Eligible Director, affect such Participant's or Eligible Director's rights under any Stock Option or Formula Award previously granted to such Participant or Eligible Director, as the case may be.

         2.7  Participants and Grants

              Stock Options may be granted by the Committee to those persons who the Committee determines have the capacity to make a substantial contribution to the success of the Company. The Committee may grant Stock Options to purchase such number of shares of Common Stock (subject to the limitations of Section 2.5) as the Committee may, in its sole discretion, determine. Notwithstanding the foregoing, no Participant shall be granted Stock Options in any year (a consecutive twelve (12) month period) to purchase in excess of 750,000 shares of Common Stock. In granting Stock Options, the Committee, on an individual basis, may vary the number of Incentive Stock Options or Non-Qualified Stock Options as between Participants and may grant Incentive Stock
              Options and/or Non-Qualified Stock Options to a Participant in such amounts as the Committee may determine in its sole discretion.


    3.   STOCK OPTIONS

         3.1  General

              All Stock Options granted under the Plan shall be evidenced by written agreements executed by the Company and the Participant to whom granted and dated as of the applicable date of grant, which agreement shall state the number of shares of Common Stock which may be purchased upon the exercise thereof and shall contain such investment representation and other terms and conditions as the Committee may from time to time determine, or, in the case of Incentive Stock Options, as may be required by Section 422 of the Code, or any other applicable law. Each such grant shall be signed on behalf of the Company by a member of the Committee or by an officer delegated such authority by the Committee.

         3.2  Price

              Subject to the provisions of Sections 3.6(d), 4.11 and 5.1, the purchase price per share of Common Stock subject to a Stock Option shall, in no case, be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date the Stock Option is granted.

         3.3  Period

              The duration or term of each Stock Option granted under the Plan shall be for such period as the Committee shall determine but in no event more than ten (10) years from the date of grant thereof.

         3.4  Exercise

              Subject to Sections 2.3 and 5.4, Stock Options may be exercisable immediately upon the grant of the Stock Option or at such other time or times as the Committee shall specify when granting the Stock Option. Once exercisable, a Stock Option shall be exercisable, in whole or in part, by delivery of a written notice of exercise to the Secretary of the Company at the principal office of the Company specifying the number of whole shares of Common Stock as to which the Stock
              Option is then being exercised together with payment of the full purchase price for the shares being purchased upon such exercise. Until the shares of Common Stock as to which a Stock Option is exercised are issued, the Participant shall have none of the rights of a shareholder of the Company with respect to such shares.

         3.5  Payment

              The purchase price for shares of Common Stock as to which a Stock Option has been exercised and any amount required to be withheld, as contemplated by Section 5.3, may be paid:

              (a) In United States dollars in cash, or by check, bank draft or money order payable in United States dollars to the order of the Company; or

              (b) By the delivery by the Participant to the Company of whole shares of Common Stock having an aggregate Fair Market Value on the date of payment equal to the aggregate of the purchase price of Common Stock as to which the Stock Option is then being exercised or by the withholding of whole shares of Common Stock having such Fair Market Value upon the exercise of such Stock Option; or

              (c)  By a combination of both (a) and (b) above.

              The Committee may, in its discretion, impose limitations, conditions and prohibitions on the use by a Participant of shares of Common Stock to pay the purchase price payable by such Participant upon the exercise of a Stock Option.

         3.6  Special Rules for Incentive Stock Options

              Notwithstanding any other provision of the Plan, the following provisions shall apply to Incentive Stock Options granted under the Plan:

              (a) Incentive Stock Options shall only be granted to Participants who are employees of the Company or a Subsidiary.

              (b) To the extent that the aggregate Fair Market Value of stock, with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan and any other Stock Option Plan of the Company or a Subsidiary, exceeds $100,000, such Stock Options shall be treated as Non-Qualified Stock Options.

              (c) Any Participant who disposes of shares of Common Stock acquired upon the exercise of an Incentive Stock Option by sale or exchange either within two (2) years after the date of the grant of the Incentive Stock Option under which the shares were acquired or within one (1) year of the acquisition of such shares, shall promptly notify the Secretary of the Company at the principal office of the Company of such disposition, the amount realized, the purchase price per share paid upon exercise and the date of disposition.

              (d) No Incentive Stock Option shall be granted to a Participant who, at the time of the grant, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock either of the Company or any parent or Subsidiary of the Company, unless the purchase price of the shares of Common Stock purchasable upon exercise of such Incentive Stock Option is at least one hundred ten percent (110%) of the Fair Market Value (at the time the Incentive Stock Option is granted) of the Common
                   Stock and the Incentive Stock Option is not exercisable more than five (5) years from the date it is granted.
         3.7  Termination of Employment or Relationship

              (a) In the event a Participant's employment by, or relationship with, the Company or its Subsidiaries shall terminate for any reason other than those reasons specified in Sections 3.7(b), (c), (d), (e) or (f) while such Participant holds Stock Options granted under the Plan, then all rights of any kind under any outstanding Stock Option held by such Participant which shall not have previously lapsed or terminated shall expire immediately.

              (b) If a Participant's employment by, or relationship with, the Company or its Subsidiaries shall terminate as a result of such Participant's total disability, each Stock Option held by such Participant (which has not previously lapsed or terminated) shall immediately become fully exercisable as to the total number of shares of Common Stock subject thereto (whether or not exercisable to that extent at the time of such termination) and shall remain so exercisable by such Participant for a period of six (6) months after termination unless such Stock Option expires earlier by its terms. For purposes of the Plan, "total disability" shall mean permanent mental or physical disability as determined by the Committee.

              (c) In the event of the death of a Participant, each Stock Option held by such Participant (which has not previously lapsed or terminated) shall immediately become fully exercisable as to the total number of shares of Common Stock subject thereto (whether or not exercisable to that extent at the time of death) by the executor or administrator of the Participant's estate or by the person or persons to whom the deceased Participant's rights thereunder shall have passed by will or by the laws of descent or distribution, and shall remain so exercisable for a period of six (6) months after such Participant's death unless such Stock Option expires earlier by its terms.

              (d) If a Participant's employment by the Company or a Subsidiary shall terminate by reason of such Participant's retirement in accordance with Company policies, each Stock Option held by such Participant at the date of termination (which has not previously lapsed or terminated) shall immediately become fully exercisable as to the total number of shares of Common Stock subject hereto (whether or not exercisable to that extent at the time of such termination) and shall remain so exercisable by such Participant for a period of three (3) months after termination, unless such Stock Option expires earlier by its terms.

              (e) In the event the Company terminates the employment of a Participant who at the time of such termination was an officer of the Company and had been continuously employed by the Company during the five (5) year period immediately preceding such termination, for any reason except "good cause" (hereafter defined) and except upon such Participant's death, total disability or retirement in accordance with Company policies, each Stock Option held by such Participant (which has not previously lapsed or terminated and which has been held by such Participant for more than six (6) months prior to such termination) shall immediately become fully exercisable as to the total number of shares of Common Stock subject thereto (whether or not exercisable to that extent at the time of such termination) and shall remain so exercisable for a period of three (3) months after such termination unless such Stock Option expires earlier by its terms. A termination for "good cause" shall have occurred only if the Participant in question is terminated, by written notice (i) because of his or her conviction of a felony for a crime involving an act of fraud or dishonesty, (ii) intentional acts or omissions on such Participant's part causing material injury to the property or business of the Company, or (iii) because such Participant shall have breached any material term of any employment agreement in place between such Participant and the Company and shall have failed to correct such breach within any grace period provided for in such agreement. "Good cause" for termination shall not include bad judgment or any act or omission reasonably believed by such Participant, in good faith, to have been in, or not opposed to, the best interests of the Company.

              (f) In the event of the termination of a Participant's service as a Director of the Company, who at the time of such termination was an Eligible Director and had continuously served as a Director of the Company during the five (5) year period immediately preceding such termination, and such termination is for any reason except for such Participant's death or total disability or the removal of such Participant as Director (by the shareholders, the Board of Directors or otherwise) for "good cause"
                   (as defined in Section 3.7(e)(i) and (ii)), each Stock Option held by such Participant (which has not previously lapsed or terminated and which has been held by such Participant for more than six (6) months prior to such termination) shall immediately become fully exercisable as to the total number of shares of Common Stock subject thereto (whether or not exercisable to that extent at the time of such termination) and shall remain so exercisable for a period of three (3) months after such termination unless such Stock
                   Option expires earlier by its terms.

         3.8  Effect of Leaves of Absence

              It shall not be considered a termination of employment when a Participant is on military or sick leave or such other type of leave of absence which is considered continuing intact the employment relationship of the Participant with the Company or any of its Subsidiaries. In case of such leave of absence, the employment relationship shall be deemed to have continued until the later of (i) the date when such leave shall have lasted ninety (90) days in duration, or (ii) the date as of which the Participant's right to re-employment shall have no longer been guaranteed either by statute or contract.


    4.   FORMULA AWARDS TO ELIGIBLE DIRECTORS

         4.1  General

              Each Formula Award granted under the Plan shall be evidenced by a written agreement executed by the Company and by the Eligible Director to whom such Formula Award is granted and dated as of the applicable date of grant. Each Agreement shall be signed on behalf of the Company by a member of the Committee or by an officer delegated such authority by the Committee. Each such agreement shall comply with and be subject to the terms and conditions of the Plan. Any such agreement may contain such other terms, provisions and conditions not inconsistent with the Plan or this Section 4 as may be determined by the Committee.
               All Formula Awards granted under the Plan shall, except where this Section 4 or the context clearly indicates to the contrary, be subject to the provisions of the Plan applicable to Non-Qualified Stock Options.

         4.2  Formula Awards

              Subject to the limitations in Sections 4.13 and 4.14, an option to purchase 1,500 shares of Common Stock (as adjusted pursuant to Section 4.11) shall be granted automatically each year, immediately following the annual meeting of the Company's shareholders, to each member of the Company's Board of Directors (each, a "Director") who is an Eligible Director at such time immediately following such annual meeting beginning with the annual meeting of the shareholders at which the shareholders approve the Plan.

         4.3  Formula Award Exercise Price

              The exercise price per share for a Formula Award shall be the average of the Fair Market Values for the fifth (5th) through the ninth (9th) business days (which, for purposes of this Section 4.3 shall mean those days on which the NASDAQ National Market is open for trading) following the date of grant.

         4.4  Vesting and Exercisability

              Except as otherwise provided in Section 4.7, a Formula Award shall immediately vest and become non-forfeitable upon the grant of the Formula Award. Except as otherwise provided in Section 4.7, a Formula Award shall become exercisable immediately upon vesting for all Directors who have served as Directors of the Company for a total of five (5) consecutive years as of the date of the grant. If a Director has not served as a Director for such period, a Formula Award shall become exercisable according to the following schedule:

              Period of Optionee's Continuous        Portion of
              Service as a Director of the        Formula Award
              Company following the Grant     That is Exercisable

                     Twelve months                     33-1/3%
                     Eighteen months                   66-2/3%
                     Twenty-four months                100%


         4.5  Time and Manner of Exercise

              Except as otherwise provided in this Section 4.5, any vested Formula Award, to the extent the same is exercisable in accordance with Section 4.4, is exercisable in whole or in part at any time from time to time until the expiration or termination of its term in accordance with Section 4.7 by giving written notice, signed by the person exercising the Formula Award, to the Company (to the attention of the Company's Corporate Secretary) stating the number of whole shares of Common Stock with respect to which the Formula Award is being exercised, accompanied by payment in full of the option exercise price for the number of shares of Common Stock to be purchased. The date both such notice and payment are received by the office of the Corporate
              Secretary of the Company shall be the date of exercise of the Formula Award as to such number of shares.

         4.6  Payment of Exercise Price

              Payment of the exercise price for a Formula Award may be in cash or by check, bank draft or money order payable in United States dollars to the order of the Company or payment may be in whole or in part by

              (a) transfer to the Company of shares of Common Stock having a Fair Market Value (as determined in Section 4.3) on the date of exercise equal to the exercise price; or

              (b) delivery of instructions to the Company to withhold from the shares of Common Stock that would otherwise be issued on exercise of that number of such shares having a Fair Market Value (as determined in Section 4.3) equal to the exercise price.

                   If the Fair Market Value (as determined in Section 4.3) of the number of whole shares of Common Stock transferred or the number of whole shares of Common Stock withheld is less than the total exercise price, the shortfall must be paid in cash, check, bank draft or money order, as aforesaid.

            4.7  Term of Formula Awards

                 Each Formula Award shall expire ten (10) years from its date of grant, but shall be subject to earlier termination as follows:

                 (a) In the event of the termination of a Formula Award
                     holder's service as a Director, by reason of his or her removal as Director (by the shareholders, the Board of Directors or otherwise), the then outstanding Formula Awards of such holder (whether or not then exercisable) shall automatically expire on (and may not be exercised on) the effective date of such termination.

                 (b) In the event of the termination of a Formula Award
                     holder's service as a Director by reason of retirement or total disability, the then outstanding Formula Awards of such holder shall become exercisable, to the full extent of the number of shares of Common Stock remaining covered by such Formula Awards, regardless of whether such Formula Awards were previously exercisable, and each such Formula Award shall expire one (1) year after the date of such termination or on the stated grant expiration date, whichever is earlier. For purposes of this Section 4.7, the phrase "by reason of retirement" means (a) mandatory retirement pursuant to Board policy or (b) termination of service on or after the holder's 65th birthday.

                 (c) In the event of the death of a Formula Award holder while such holder is a Director, the then outstanding Formula Awards of such holder shall become exercisable, to the full extent of the number of shares of Common Stock remaining covered by such Formula Awards, regardless of whether such Formula Awards were previously exercisable, and each such Formula Award shall expire one (1) year after the date of death of such holder or on the stated grant expiration date, whichever is earlier. Exercise of a deceased holder's Formula Awards that are still exercisable shall be by the estate of such holder or by the person or persons to whom the holder's rights have passed by will or the laws of descent and distribution.

                 (d) In the event of the termination of a Formula Award
                     holder's service as a Director by reason of the expiration of the Director's term in office (without renomination or reelection) or by reason of resignation, or for any other reason except those described in
                     Sections 4.7(a), (b) or (c), the then outstanding Formula Awards of such holder shall become exercisable, to the full extent of the number of shares of Common Stock remaining covered by such Formula Awards, regardless of whether such Formula Awards were previously exercisable, and each such Formula Award shall expire three (3) months after the effective date of such termination.

            4.8  Transferability

                 The right to exercise a Formula Award shall, during the lifetime of the Eligible Director to whom such Formula Award was granted, be exercisable only by such recipient or pursuant to a qualified domestic relations order as defined by the Code or Title l of the Employee Retirement Income Security Act, or the rules thereunder (a "QDRO") and shall not be assignable or transferable by such recipient other than by will or the laws of descent and distribution or a QDRO. Any purported transfer contrary to this provision will be null and void and without effect.

            4.9  Limitation of Rights

                 Neither the recipient of a Formula Award under the Plan nor the recipient's successor or successors in interest shall have any rights as a shareholder of the Company with respect to any shares of Common Stock subject to a Formula Award granted to such person until the date of issuance of a stock certificate for such shares of Common Stock.

            4.10 Limitation as to Directorship

                 Neither the Plan, nor the grant of a Formula Award, nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that an Eligible Director has a right to continue as a Director for any period of time or at any particular rate of compensation.

            4.11 Capital Adjustments

                 The number and class of shares with respect to which a Formula Award may be granted to an Eligible Director under the Plan, the number and class of shares subject to each outstanding Formula Award, and the exercise price per share specified in each such Formula Award shall be proportionately adjusted in accordance with the provisions
                 Section 5.1 For purposes of the preceding sentence, the Company shall be deemed to have received consideration for any shares issued pursuant to this or any other employee benefit plan meeting the requirements of Rule 16b-3.

            4.12 Limit on Grants to Eligible Directors

                 Notwithstanding any provision to the contrary, the Committee may, but shall not be obligated to, grant an Eligible Director Stock Options under the Plan and such grant, if any, shall not affect the Eligible Director's entitlement to be granted Formula Awards pursuant to Section 4.2.

            4.13 Commencement of Grants of Formula Awards

                 Notwithstanding any provision to the contrary, no Formula Award shall be granted pursuant to the Plan unless and until no additional Formula Awards may be granted pursuant to the Company's 1993 Stock Option Plan and 1995 Stock Option
                 Plan.

            4.14 Termination of Formula Awards

                 Notwithstanding any provision to the contrary, no Formula Award shall be granted pursuant to the Plan on a date when the number of shares of Common Stock authorized for issuance pursuant to the Plan and then available for issuance pursuant to new Formula Awards is less than the aggregate number of such shares that would be issuable pursuant to Formula Awards otherwise required to be granted on such date, assuming the full vesting and exercise of such Formula Awards. In the event Formula Awards are not granted as a result of the application of this Section 4.14, no Formula Awards shall thereafter be granted pursuant to the Plan.

            4.15 Conflicting Provisions

                 In the event of any conflict between a provision of this
                 Section 4 and a provision in any other paragraph of the Plan with respect to Formula Awards, such provision of this
                 Section 4 shall be deemed to control.


         5. MISCELLANEOUS PROVISIONS

            5.1  Adjustments Upon Changes in Capitalization

                 In the event of changes to the outstanding shares of Common Stock of the Company through reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, (except for the 3-for-2 stock split approved by the Board of Directors on March 4, 1996, payable April 10, 1996), stock dividend, stock consolidation or otherwise, or in the event of a sale of all or substantially all of the assets of the Company, an appropriate and proportionate adjustment shall be made in the number and class of shares as to which Stock Options and Formula Awards may be granted. A corresponding adjustment changing the number or class of shares and/or the exercise price per share of unexercised
                 Stock Options and Formula Awards or portions thereof which shall have been granted prior to any such change shall likewise be made. Notwithstanding the foregoing, in the case of a reorganization, merger or consolidation, or sale of all or substantially all of the assets of the Company, in lieu of adjustments as aforesaid, the Committee may in its discretion accelerate the date after which a Stock Option or Formula Award may or may not be exercised or the stated expiration date thereof. Adjustments or changes under this Section 5.1 shall be made by the Committee, whose determination as to what adjustments or changes shall be made, and the extent thereof, shall be final, binding and conclusive.

            5.2  Non-Transferability

                 No Stock Option shall be transferable except by will or the laws of descent and distribution, nor shall any Stock Option be exercisable during the Participant's lifetime by any person other than the Participant or his guardian or legal representative.

            5.3  Withholding

                 The Company's obligations under the Plan shall be subject to applicable federal, state and local tax withholding requirements. Federal, state and local withholding tax due at the time of a grant or upon the exercise of any Stock Option may, in the discretion of the Committee, be paid in shares of Common Stock already owned by the Participant or through the withholding of shares otherwise issuable to such Participant, upon such terms and conditions as the
                 Committee shall determine. If the Participant shall fail to pay, or make arrangements satisfactory to the Committee for the payment to the Company of all such federal, state and local taxes required to be withheld by the Company, then the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to such Participant an amount equal to any federal, state or local taxes of any kind required to be withheld by the Company.

            5.4  Compliance with Law and Approval of Regulatory Bodies

                 No Stock Option or Formula Award shall be exercisable and no shares will be delivered under the Plan except in compliance with all applicable federal and state laws and regulations including, without limitation, compliance with all federal and state securities laws and withholding tax requirements and with the rules of NASDAQ and of all domestic stock exchanges on which the Common Stock may be listed. Any share certificate issued to evidence shares for which a Stock Option or Formula Award is exercised may bear legends and statements the Committee shall deem advisable to assure compliance with federal and state laws and regulations. No Stock Option or Formula Award shall be exercisable and no shares will be delivered under the Plan, until the Company has obtained the consent or approval from regulatory bodies, federal or state, having jurisdiction over such matters as the Committee may deem advisable.
                 In the case of the exercise of a Stock Option or Formula Award by a person or estate acquiring the right to exercise the Stock Option or Formula Award as a result of the death of the Participant, the Committee may require reasonable evidence as to the ownership of the Stock Option or Formula Award and may require consents and releases of taxing authorities that it may deem advisable.

            5.5  No Right to Employment

                 Neither the adoption of the Plan nor its operation, nor any document describing or referring to the Plan, or any part thereof, nor the granting of any Stock Options hereunder, shall confer upon any Participant under the Plan any right to continue in the employ of the Company or any Subsidiary, or shall in any way affect the right and power of the Company or any Subsidiary to terminate the employment of any Participant at any time with or without assigning a reason therefor, to the same extent as might have been done if the Plan had not been adopted.

            5.6  Exclusion from Pension Computations

                 By acceptance of a grant of a Stock Option under the Plan, the recipient shall be deemed to agree that any income realized upon the receipt or exercise thereof or upon the disposition of the shares received upon exercise will not be taken into account as "base remuneration", "wages", "salary" or "compensation" in determining the amount of any contribution to or payment or any other benefit under any pension, retirement, incentive, profit-sharing or deferred compensation plan of the Company or any Subsidiary.

            5.7  Abandonment of Options

                 A Participant or Eligible Director may at any time abandon a Stock Option or Formula Award prior to its expiration date. The abandonment shall be evidenced in writing, in such form as the Committee may from time to time prescribe. A Participant or Eligible Director shall have no further rights with respect to any Stock Option or Formula Award so abandoned.

            5.8  Severability

                 If any of the terms or provisions of the Plan conflict with the requirements of Rule 16b-3, then such terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of Rule 16b-3.

            5.9  Interpretation of the Plan

                 Headings are given to the sections of the Plan solely as a convenience to facilitate reference, such headings, numbering and paragraphing shall not in any case be deemed in any way material or relevant to the construction of the Plan or any provision hereof. The use of the masculine gender shall also include within its meaning the feminine. The use of the singular shall also include within Its meaning the plural and vice versa.

            5.10 Use of Proceeds

                 Funds received by the Company upon the exercise of Stock Options and Formula Awards shall be used for the general corporate purposes of the Company.

            5.11 Construction of Plan

                 The place of administration of the Plan shall be in the Commonwealth of Pennsylvania, and the validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the Commonwealth of Pennsylvania.








































Preliminary Copy - Proxy Card

This proxy when properly executed will be voted as specified. If no specification is made, this proxy will be voted FOR each nominee for director named below (PROPOSAL 1) and in the discretion of the proxies on all other matters.

PROPOSAL 1: Election of three Class I director nominees listed below, each to serve for three years and until their respective successors are elected and qualified.

FOR             WITHHELD      INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR
three nominees  AUTHORITY     AN INDIVIDUAL NOMINEE, STRIKE OUT THAT
listed except   to vote for   NOMINEE'S NAME
as marked       three nominees
to the          listed
contrary

                              Alice E. Powell     Walter E. Conrad
                                        Arnold H. Keehn

PROPOSAL 2: To amend the Company's Articles of Incorporation to increase the number of shares of Common Stock, which the Company has authority to issue from 37,500,000 to 50,000,000.

PROPOSAL 3: Proposal to approve the Company's 1996 Stock Option Plan.

PROPOSAL 4: To transact such other business as may properly come before the meeting or any adjournment(s) thereof.


                         The undersigned hereby also acknowledges receipt of The Notice of Annual Meeting of Shareholders and Proxy Statement with respect to said Meeting and the Company's Annual Report for the year ended December 31, 1995.

                         Dated                                       , 1996


                         Please date this proxy and sign your name exactly as It appears hereon. Where there is more than one Owner, each should sign.

Please complete, date, sign and return this Proxy promptly, using the enclosed envelope, whether or not you expect to attend the meeting. You may nevertheless vote in person if you attend.





Only shareholders of record at the close of business on April 4, 1996 are entitled to notice of, and to vote at, the meeting and any adjournment(s) thereof.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON BUT IF YOU DO NOT EXPECT TO ATTEND IN PERSON, YOU ARE URGED TO SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING SELF-ADDRESSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

Dated:  April 19, 1996


                                By Order of the Board of Directors,



                                Susan T. Mankowski
                                Secretary








               AMERICAN TRAVELLERS CORPORATION
                   3220 Tillman Drive
                 Bensalem, Pennsylvania 19020

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints John A. Powell and Ramon R. Obod, and each of them, as the true and lawful attorneys and proxies of the undersigned, to vote and otherwise act on behalf of the undersigned at the Annual Meeting of Shareholders of American Travellers Corporation, to be held in Trevose, Pennsylvania on May 23, 1996, at 10:00A.M., local time, or at any adjournment or adjournments thereof, and with all powers the undersigned would possess if present, to vote on the matters set forth on the reverse side hereof.


       (Continued on reverse side)